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                                                                    EXHIBIT 10.6

                        EXECUTIVE EMPLOYMENT AGREEMENT

  THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into on January 31, 2000 and effective as of April 1, 1999 (the "Effective Date") between Mattel, Inc., a Delaware corporation ("Mattel") and Adrienne Fontanella (the "Executive").

  1.  Employment Period.  Mattel hereby agrees to employ and continue in its
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employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of Mattel, for the period commencing on the Effective Date and ending on the third anniversary of such date, subject to earlier termination as provided herein (the "Employment Period"); provided that commencing on the first day of the month next following the effective date hereof, and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the "Renewal Date"), the Employment Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to any Renewal Date Mattel or the Executive shall give notice to the other that the Employment Period shall not be so extended and shall be terminated.

  2.  Duties.
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      (a)  Executive's Position and Duties.  During the Employment Period, the
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Executive's position (including title(s), which is currently President of
Girls/Barbie of Mattel), authority and responsibilities shall be similar to those held by the Executive on the date hereof with such additions and modifications, and consistent with responsibilities generally assigned to officers of Mattel as the Chief Executive Officer of Mattel may in her discretion and acting in good faith from time to time assign to the Executive. The Executive's services shall be performed in the greater Los Angeles, California area, provided, however, that the Executive may be required to travel on business from time to time generally consistent with the Executive's travel requirements as of the date of this Agreement.

      (b)  Full Time.  The Executive agrees to devote the Executive's full
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business time to the business and affairs of Mattel and to use the Executive's best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive hereunder to the extent necessary to discharge such responsibilities, except for (i) services on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities which services have been approved by the Chief Executive Officer; (ii) periods of vacation and sick leave to which the Executive is entitled; and (iii) the management of personal investments and affairs. The Executive will not engage in any outside business activity (as distinguished from personal investment activity and affairs), including, but not limited to, activity as a consultant, agent, partner or officer, director or provide business services of any nature directly or indirectly to a corporation or other business enterprise, except that the Executive may continue to serve as an officer and/or director of January Productions, Inc.
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  3.  Compensation and Benefits.
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      (a)  Base Salary.  During the Employment Period, the Executive shall
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receive a base salary ("Base Salary") at a bi-weekly rate at least equal to the bi-weekly salary paid to the Executive by Mattel on the date of this Agreement. The Base Salary shall be reviewed from time to time in accordance with Mattel's policies and practices, but no less frequently than once every eighteen (18) months and may be increased at any time and from time to time by action of the Board of Directors of Mattel or the Compensation/Options Committee thereof or any individual having authority to take such action in accordance with Mattel's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of Mattel hereunder and, after any such increase, the Base Salary shall not be reduced.

      (b)  Bonus Programs. In addition to the Base Salary, the Executive shall
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be eligible to participate throughout the Employment Period in such cash, deferred bonus, annual bonus and long term bonus plans and programs ("Bonus Programs"), such as Mattel's Management Incentive Plan (the "MIP") and Long Term Incentive Plan (the "LTIP"), as may be in effect from time to time in accordance with Mattel's compensation practices and the terms and provisions of any such plans or programs as in effect from time to time; provided that the Executive's eligibility for and participation in each of the Bonus Programs shall be at a level and on terms and conditions no less favorable than those available to any other comparably situated executive or consultant.

      (c)  Incentive Plans.  In addition to the Base Salary and participation in
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the Bonus Programs, during the Employment Period the Executive, shall be eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs, including, but not limited to, stock option plans and other equity based incentive plans, as may be in effect from time to time with respect to executives employed by Mattel at the Executive's level so as to reflect the Executive's responsibilities.

      (d)  Pension and Welfare Benefit Plans.  During the Employment Period, the
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Executive and/or the Executive's dependents, as the case may be, shall be eligible to participate in, subject to the terms and conditions thereof, all pension, profit sharing, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of Mattel as in effect from time to time with respect to executives employed by Mattel at the Executive's level so as to reflect the Executive's responsibilities.

      (e)  Expenses.  During the Employment Period, the Executive shall be
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entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and practices of Mattel as in effect from time to time.

      (f)  Fringe Benefits.  During the Employment Period, the Executive shall
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be entitled to fringe benefits (including automobile benefits, financial counseling, membership in

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one city or country club and related expenses) of the kind and quality which are provided to executives at the Executive's level in accordance with the policies of Mattel as in effect from time to time with respect to executives employed by Mattel at the Executive's level so as to reflect the Executive's responsibilities.

      (g)  Vacation.  During the Employment Period, the Executive shall be
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entitled to paid vacation in accordance with the policies and practices of
Mattel as in effect from time to time.

      (h)  Stock Options.  During the Employment Period, the Executive shall be
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entitled to participate in Mattel's stock option plans in accordance with the policies and practices of Mattel as in effect from time to time with respect to executives employed by Mattel at the Executive's level so as to reflect the Executive's responsibilities.

      (i)  Certain Amendments.  Nothing herein shall be construed to prevent
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Mattel from amending, altering, eliminating or reducing any plans, benefits or programs set forth in Sections 3(b) through (h) so long as such actions do not result in a material diminution in the aggregate value of such compensation and benefits, except for across-the-board compensation and benefit reductions to which the Executive agrees and which affect all similarly situated executives of Mattel.

      (j) Retention Loan.  Mattel and the Executive have entered into that
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certain Loan Agreement (the "Loan Agreement") dated as of October 29, 1999, which provided, among other things, that the definitions of "Cause," "Change of Control," "Disability" and "Good Reason" contained in this Agreement supercede the definitions of such terms as set forth in the Loan Agreement.

      (k) Travel and Relocation.  In order to defray the expense of travel
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between New York and California by the Executive's spouse, Mattel shall reimburse the Executive for the cost of twenty-four (24) round-trip business class tickets for a two year period beginning as of the date this Agreement is entered into. In addition, in the event that the Executive's employment is terminated by Mattel other than for Cause or Disability or if the Executive terminates employment with Mattel for Good Reason or after a Change of Control, and if the Executive relocates to New York, New York, Mattel shall reimburse the Executive for the costs incurred by the Executive in relocating from Los Angeles, California to New York, New York pursuant to Mattel's relocation policy for senior executives, as it may be in effect from time to time with respect to executives employed by Mattel at the Executive's level, provided, however that in event of a Change of Control, such benefits shall not be less in the aggregate than the benefits which would have been provided to the Executive under Mattel's relocation policy as it was in effect immediately prior to the Change of Control.

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  4.  Termination.
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      (a)  Death or Disability.  This Agreement shall terminate automatically
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upon the Executive's death; provided that the Executive's Base Salary will be continued and paid for a period of six months thereafter. Mattel may terminate this Agreement, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate the Executive's employment, and the Executive's employment with Mattel shall terminate effective on the 90th day after receipt of such notice (the "Disability Effective Date"). For purposes of this Agreement, the Executive's Disability shall occur and shall be deemed to have occurred only in the event that the Executive suffers a disability due to illness or injury which substantially and materially limits the Executive from performing each of the essential functions of the Executive's job, even with reasonable accommodation and becomes entitled to receive disability benefits under the Mattel Long-Term Disability Plan for exempt employees.

      (b)  Cause.  Mattel may terminate the Executive's employment for "Cause"
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upon a determination of the Chief Executive Officer of Mattel that "Cause"
exists. For purposes of this Agreement, "Cause" means (i) one or more factually substantiated willful acts of dishonesty on the Executive's part which are intended to result in the Executive's substantial personal enrichment at the expense of Mattel; (ii) repeated violations by the Executive of the Executive's obligations under Section 2 of this Agreement which are demonstrably willful and deliberate on the Executive's part and which resulted in material injury to Mattel; (iii) conduct of a factually substantiated criminal nature (commonly defined as a "felony" in criminal statutes) which has or which is more likely than not to have a material adverse effect on Mattel's reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products; or (iv) factually substantiated fraudulent conduct in connection with the business or affairs of Mattel, regardless of whether said conduct is designed to defraud Mattel or others; provided that, in each case, the Executive has received written notice of the described activity, has been afforded a reasonable opportunity to cure or correct the activity described in the notice, and has failed to substantially cure, correct or cease the activity, as appropriate.

      (c)  Good Reason.  The Executive may terminate the Executive's employment
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at any time for Good Reason. For purposes of this Agreement, "Good Reason" means the good faith determination by the Executive that any one or more of the following have occurred:

           (i) without the express written consent of the Executive, any change(s) in any of the duties, authority, or responsibilities of the Executive which is (are) inconsistent in any substantial respect with the Executive's position, authority, duties, or responsibilities as contemplated by Section 2 of this Agreement;

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           (ii)   any failure by Mattel to comply with any of the provisions of
Section 3 of this Agreement, other than an insubstantial and inadvertent failure remedied by Mattel promptly after receipt of notice thereof given by the Executive;

           (iii) any proposed termination by Mattel of the Executive's employment other than as permitted by this Agreement;

           (iv) any failure by Mattel to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 11(b); or

           (v) transferring the Executive outside of the greater Los Angeles, California area without the Executive's express written consent.

      (d)  Change of Control. "Change of Control" means:
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           (i)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Mattel, including the shares of common stock of Mattel issuable upon an exchange of Softkey Exchangeable Shares that are not owned by Mattel or any corporation controlled by Mattel (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Mattel entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (a) any acquisition directly from Mattel, (b) any acquisition by Mattel or any corporation controlled by Mattel, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (d) any acquisition by a Person of 20% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of Mattel by Mattel or of Softkey Exchangeable Shares by Softkey which, by reducing the number of shares of common stock of Mattel or Softkey Exchangeable Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of a share acquisition by Mattel or by Softkey as described above and shall, after such share acquisition by Mattel or Softkey, become the beneficial owner of any additional shares of common stock of Mattel, then such acquisition shall constitute a Change of Control or (e) any acquisition pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection
(iii) of this Section 4(d); provided, further, however, that for purposes of this subsection (i), any Investing Person (as such term is defined in the Rights Agreement) shall be deemed not to be a beneficial owner of any Investment Shares (as such term is defined in the Rights Agreement) and the holder of the

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Mattel Special Voting Preferred Share (as such term is defined in the Rights
Agreement) shall be deemed not to be a beneficial owner of such Mattel Special Voting Preferred Share; or

           (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Mattel's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

           (iii) consummation by Mattel of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mattel or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Mattel or all or substantially all of Mattel's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding share of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

           (iv) approval by the shareholders of Mattel of a complete liquidation or dissolution of Mattel.

      For the purposes of this Section 4(d), (a) "Rights Agreement" means the Rights Agreement, dated as of February 7, 1992, as amended by an amendment dated as of May 13, 1999 and an amendment dated as of November 4, 1999 by and between Mattel and BankBoston

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N.A., a national banking association, formerly, The First National Bank of
Boston, and not giving effect to any amendments subsequent to November 4, 1999,
(b) "Softkey" means Softkey Software Products Inc., an Ontario corporation, and
(c) "Softkey Exchangeable Shares" means the Exchangeable Shares in the capital stock of Softkey.

      (e)  Notice of Termination. Any termination of the Executive's employment
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by Mattel for Cause or following a Change of Control or by the Executive for
Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(b). Any termination by Mattel due to Disability shall be given in accordance with Section 4(a). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) except in the event of a termination following a Change of Control, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and
(iii) specifies the Date of Termination (defined below).

      (f)  Date of Termination.  "Date of Termination" means the date of actual
           -------------------
receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Executive's employment is terminated by Mattel for any reason other than Cause or Disability, the Date of Termination is the date on which Mattel notifies the Executive of such termination; (ii) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death.

  5.  Obligations of Mattel upon Termination.  Other than as specifically set
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forth or referenced in this Agreement, the Executive shall not be entitled to any benefits on or after the Date of Termination.

      (a)  Death.  If the Executive's employment is terminated by reason of the
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Executive's death, this Agreement shall terminate without further obligations by
Mattel to the Executive's legal representatives under this Agreement other than those obligations accrued hereunder or under the terms of the applicable Mattel plan or program which takes effect at the date of the Executive's death or as otherwise provided in Section 4(a) or this Section 5(a). As of the Date of Termination, the Executive's family shall be entitled to healthcare coverage and financial counseling benefits until the third anniversary of the Date of Termination.

      (b)  Disability.  If the Executive's employment is terminated by reason of
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the Executive's Disability, the Executive shall be entitled to receive after the
Disability Effective Date (i) disability benefits, if any, at least equal to those then provided by Mattel to disabled executives and/or their families and
(ii) until the earlier of the third anniversary of the Date of Termination or the date the Executive accepts other employment, those other benefits on the terms described in Section 5(d)(v).

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      (c)  Cause.  If the Executive's employment is terminated for Cause or if
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the Executive terminates the Executive's employment without Good Reason, Mattel shall pay the Executive the Executive's full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and Mattel shall have no further obligations to the Executive under this Agreement.

      (d)  Good Reason; Other Than for Cause or Disability. If Mattel terminates
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the Executive's employment other than for Cause or Disability or the Executive terminates the Executive's employment for Good Reason (in each case, other than within 18 months following a Change of Control as provided in Section 5(e)):

           (i) Mattel shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                  (A) if not theretofore paid, the Executive's Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination was given;

                  (B) a current year bonus (the "Bonus") equal to the greater of (x) the average of the two highest annual bonuses received by the Executive under the MIP, or any successor plan, in the three years prior to the Date of Termination, including any years in which the Executive was paid no bonus, (the "Average Annual Bonus") and prorated to reflect the total number of full months the Executive is employed on an active and full time basis in the year in which termination occurs, (y) the annual bonus paid to the Executive, under the MIP or any successor plan, if any, for the 2000 or 2001 calendar year, whichever is greater, without proration, or (z) the target annual bonus (50%) for the Executive under the MIP for the 2000 calendar year;

                  (C) three times the sum of (x) the Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given and
(y) the Bonus defined in Section 5(d)(i)(B), but without proration (and, in each such case, without regard to any contributions by Mattel for the Executive's benefit to any retirement or other investment plans).

           (ii) Mattel shall pay the Executive a portion of any long-term incentive compensation that Executive would have received under the LTIP with respect to any performance period which is pending as of the Executive's Date of Termination as if the Executive had remained employed for the entire performance period, pro rated based on the number of full months of Executive's employment during the performance period over the total number of months in the performance period, which amount shall be payable at the end of the period in accordance with the terms of the LTIP and shall be net of any interim payments previously made to the Executive.

           (iii) Any options granted to the Executive under Mattel's stock option plans, other than Mattel's 1997 Premium Price Stock Option Plan or any successor thereto (the

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"Stock Option Plans"), shall become immediately exercisable and the Executive shall have a period of 90 days following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise all options granted under the Stock Option Plans then exercisable or which become exercisable pursuant to this clause (iii).

           (iv) Mattel shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under
Section 3(e) if the Executive's employment had not terminated.

           (v) Until the earlier of (x) the third anniversary of the Date of Termination or (y) the date the Executive becomes gainfully employed in a substantially similar employment position, Mattel shall provide to the Executive at Mattel's expense:

                  (A) coverage under Mattel's medical, dental, prescription drug and vision care group insurance as in effect from time to time on the same terms and conditions as such insurance is available to active employees of Mattel (the last 18 months of the Executive's coverage under such insurance shall be deemed to be participation under an election to continue such benefits under the Consolidated Omnibus Budget Reconciliation Act at Mattel's expense);

                  (B) outplacement services at the expense of Mattel commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced vendor;

                  (C) financial counseling and tax preparation services through the vendor engaged and paid for by Mattel;

                  (D) automobile benefits; provided however, that if such automobile is leased by Mattel, such benefits shall expire upon expiration of such lease. Upon expiration of the automobile benefits, at which time the Executive may purchase the car for either $100, if the automobile benefits terminate at the end of the lease term, or Mattel's book value, if the automobile benefits terminate on either the third anniversary of the Date of Termination or the date on which the Executive accepts other employment. As of the Date of Termination, all expenses related to such automobile, including but not limited to insurance, repairs, maintenance, gasoline, and car phone and associated expenses, shall be the sole responsibility of the Executive; and

                  (E) membership in one city or country club and related expenses. Mattel shall cause the membership to be transferred to the Executive at no cost to the Executive.

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           (vi)   If the Executive is a participant in the Mattel Supplemental
Executive Retirement Plan, the Mattel Deferred Compensation Plan or the Mattel Retiree Medical Plan, the Executive shall be given credit for three years of service (in addition to actual service) and for three years of attained age to be added to the Executive's actual age for purposes of computing any service and age-related benefits for which the Executive is eligible under such plans.

Notwithstanding the foregoing, if Mattel terminates the Executive's employment other than for Cause or Disability or if the Executive terminates the Executive's employment for Good Reason and such termination occurs within 18 months after the date upon which Mattel changes the person to whom the Executive immediately reports, then (a) the Executive's "Average Annual Bonus" for the purpose of calculating the amounts provided by clauses (d)(i)(B) and (d)(i)(C) above shall be equal to the Executive's maximum targeted MIP bonus for the year in which the termination of employment occurs and (b) the amount payable to the Executive under clause (d)(ii) above shall be based on the maximum LTIP payment that the Executive could have received with respect to the pending performance period, rather than amount which would have been payable to the Executive had the Executive remained employed for the entire performance period. Notwithstanding the foregoing, the amounts payable with respect to a termination of employment which is subject to the preceding sentence shall be prorated as set forth in clauses (d)(i)(B) and (d)(ii).

      (e)  Change of Control.  If, within 18 months following a Change of
           -----------------
Control, the Executive terminates the Executive's employment for Good Reason or Mattel or the surviving entity terminates the Executive's employment other than for Cause or Disability or within the 30 day period immediately following the six (6) month anniversary of a Change of Control the Executive terminates the Executive's employment for any reason:

           (i) Mattel shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                  (A) if not theretofore paid, the Executive's Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination was given;

                  (B) a current year bonus (the "Bonus Amount") equal to the greater of (x) the average of the two highest annual bonuses received by the Executive under the MIP, or any successor plan, in the three years prior to the Date of Termination, including any years in which the Executive was paid no bonus, and prorated to reflect the total number of full months the Executive is employed on an active and full time basis in the year in which termination occurs, (y) the annual bonus paid to the Executive, under the MIP or any successor plan, if any, for the 2000 or 2001 calendar year, whichever is greater, without proration, or (z) the target annual bonus (50%) for the Executive under the MIP for the 2000 calendar year;

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                  (C)  three times the sum of (x) the Executive's annual Base
Salary at the rate in effect at the time the Notice of Termination is given and
(y) the Bonus Amount defined in Section 5(e)(i)(B), but without proration (and, in each such case, without regard to any contributions by Mattel for the Executive's benefit to any retirement or other investment plans).

           (ii) Any options granted to the Executive under Mattel's stock option plans, other than Mattel's 1997 Premium Price Stock Option Plan or any successor thereto (the "Stock Option Plans"), shall become immediately exercisable and the Executive shall have a period of 90 days or such longer period of time as specified in the Stock Option Plans following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise all options granted under the Stock Option Plans then exercisable or which become exercisable pursuant to this clause (ii).

           (iii) Mattel shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under
Section 3(e) if the Executive's employment had not terminated.

           (iv) Until the earlier of (x) the third anniversary of the Date of Termination or (y) the date the Executive becomes gainfully employed in a substantially similar employment position, Mattel shall provide to the Executive at Mattel's expense:

                  (A) coverage under Mattel's medical, dental, prescription drug and vision care group insurance as in effect from time to time on the same terms and conditions as such insurance is available to active employees of Mattel (the last 18 months of the Executive's coverage under such insurance shall be deemed to be participation under an election to continue such benefits under the Consolidated Omnibus Budget Reconciliation Act at Mattel's expense);

                 (B) outplacement services at the expense of Mattel commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced vendor;

                  (C) financial counseling and tax preparation services through the vendor engaged and paid for by Mattel;

                  (D) automobile benefits; provided however, that if such automobile is leased by Mattel, such benefits shall expire upon expiration of such lease. Upon expiration of the automobile benefits, at which time the Executive may purchase the car for either $100, if the automobile benefits terminate at the end of the lease term, or Mattel's book value, if the automobile benefits terminate on either the third anniversary of the Date of Termination or the date on which the Executive accepts other employment. As of the Date of

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Termination, all expenses related to such automobile, including but not limited to insurance, repairs, maintenance, gasoline, and car phone and associated expenses, shall be the sole responsibility of the Executive; and

                  (E) membership in one city or country club and related expenses. Mattel shall cause the membership to be transferred to the Executive at no cost to the Executive.

           (v) If the Executive is a participant in the Mattel Supplemental Executive Retirement Plan, the Mattel Deferred Compensation Plan or the Mattel Retiree Medical Plan, the Executive shall be given credit for three years of service (in addition to actual service) and for three years of attained age to be added to the Executive's actual age for purposes of computing any service and age-related benefits for which the Executive is eligible under such plans.

  6.  Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or
      -------------------------
limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Mattel and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with Mattel or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of Mattel at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

  7.  No Set Off, Payment of Fees.  Except as provided herein, Mattel's
      ---------------------------
obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against the Executive or others. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Agreement other than expenses relating to a claim by the Executive that the Executive terminated for Good Reason or that the termination for Cause was improper, in which case such fees and expenses shall be paid only if the Executive prevails in whole or in part. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless Mattel and the Executive shall otherwise mutually agree, be deemed to have terminated at the Date of Termination specified in such purported Notice of Termination by mutual consent of Mattel and the Executive and thereupon, the Executive shall be entitled to receive only those payments and benefits which the Executive would have been entitled to receive at such date.

  8.  Arbitration of Disputes.
      -----------------------

      (a) The parties agree that any disputes, controversies or claims which arise out of or relate to this Agreement, the Executive's employment or the termination of the Executive's employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and Mattel (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause, or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by expedited arbitration under the then applicable arbitration rules of JAMS/Endispute (or any other mutually agreed arbitrator) before a board of three arbitrators, as selected thereunder.

      One arbitrator shall be selected by the Executive, one by Mattel and the third by the two persons so selected, all in accordance with the then applicable arbitration rules of JAMS/Endispute then in effect. In the event that the arbitrator selected by the Executive and the arbitrator selected by Mattel are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven (each of whom shall be a member of the "Independent List" of retired judges with experience in resolving employment disputes) provided by the Los Angeles office of JAMS/Endispute with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location mutually agreed upon by the parties. In the absence of agreement, the arbitration shall be held in Los Angeles, California.

      (b) In consideration of the parties' agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right the Executive or it may have to seek redress in any other forum.

      (c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 8 must be presented in writing by the claiming party to the other within the period of the applicable statue of limitations.

      (d) Mattel will pay all costs and expenses of the arbitration.

      (e) Any decision and award or order of a majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

      (f) Each of the above terms and conditions of this Section 8 shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

      (g) Any decision and award or order of a majority of the arbitrators shall be final and binding between the parties as to all claims which were raised in connection with the dispute to the full extent permitted by law. In all other cases, the parties agree that a decision of a majority of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by Mattel or the Executive in connection with the dispute, and that the decision and opinion of the board of arbitrators may be presented in any other forum on the merits of the dispute.

  9.  General Release.  The Executive acknowledges and agrees that this
      ---------------
Agreement includes the entire agreement and understanding between the parties with regard to the Executive's employment, the termination thereof during the Employment Period, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. The Executive also acknowledges and agrees that the Executive's right to receive severance pay and other benefits pursuant to subsections (b), (d) and (e) of
Section 5 of this Agreement is contingent upon the Executive's compliance with the covenants set forth in Section 10 of this Agreement and the Executive's execution and acceptance of the terms and conditions of, and the effectiveness of the General Release of All Claims (the "Release") attached hereto as Exhibit "A." If the Executive fails to comply with the covenants set forth in Section 10 or if the Executive fails to execute the Release within twenty-one (21) days of receipt of such Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under subsections (b), (d) and (e) of Section 5 of this Agreement.

  10. The Executive's Covenants.
      -------------------------

      (a) The Executive acknowledges that in the Executive's capacity in management, the Executive has had a great deal of exposure and access to a broad variety of commercially valuable proprietary information which is vital to the success of Mattel's business including, by way of illustration, past, current and future products and product concepts, marketing strategies, research and plans and information regarding employees. The Executive acknowledges that as a result of the Executive's knowledge of the above information and in consideration for the benefits offered by Mattel under this Agreement, the Executive hereby agrees to reaffirm and recognize the Executive's continuing obligations with respect to the use and disclosure of confidential and proprietary information of Mattel pursuant to the Mattel's policies as set forth in Mattel's form Executive Patent and Confidence Agreement, as revised from time to time, and by this reference made a part hereof. Pursuant thereto, the Executive acknowledges and agrees that Mattel shall be entitled to injunctive relief to prevent a threatened misappropriation of one or more of the Mattel's trade secrets or to halt an actual misappropriation of such trade secrets. The Executive shall hold in a fiduciary capacity for the benefit of Mattel all secret or confidential information, knowledge or data relating to Mattel or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by Mattel or any of its affiliated companies and which shall not be public knowledge. After termination of the Executive's employment with Mattel, the Executive shall not, without the prior written consent of Mattel, communicate or divulge any such information, knowledge or data to anyone other than Mattel and those designated by it. The Executive further represents and agrees that, unless otherwise required by law, the Executive will keep the terms, amount and fact of this Agreement completely confidential, and that the Executive will not hereafter disclose any information concerning this Agreement to anyone other than Executive's immediate family and professional representatives who will be informed of and bound by this confidentiality clause.

      (b) If the termination of the Executive's employment occurs prior to a Change of Control, the Executive agrees that eligibility for severance payments and other benefits under this Agreement are contingent upon the Executive's agreement and compliance with Mattel's requirement that the Executive does not accept employment nor an engagement as a consultant with a competitor whereupon such position is comparable to the position the Executive held with Mattel and where the Executive can not reasonably satisfy Mattel that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under the Mattel's policies with respect to the use and disclosure of confidential and proprietary information, as set forth in Mattel's form Executive Patent and Confidence Agreement, as revised from time to time, and by this reference made a part hereof. If the Executive accepts employment or a consulting relationship with a competitor as described above, no further payments nor eligibility for benefits continuation will be available to the Executive as of the date the Executive commences such employment/consulting. It is a specific condition of this Agreement that so long as the Executive is receiving any payments or benefits under this Agreement with respect to a termination of the Executive's employment prior to a Change of Control, the Executive is obligated to immediately notify Mattel as to the specifics of the new position that the Executive is planing to commence as an employee or consultant for any company which is a competitor of Mattel.

      (c) The Executive agrees that so long as the Executive is receiving any payments or benefits under this Agreement and for a period of 12 months thereafter, the Executive will not participate in recruiting any of Mattel's employees or in the solicitation of Mattel's employees, and the Executive will not communicate to any other person or entity, about the nature, quality or quantity of work, or any special knowledge or personal characteristics of any person employed by Mattel. If the Executive should wish to discuss possible employment with any then-current Mattel employee during the 12-month period set forth above, the Executive may request written permission to do so from the senior human resources officer of Mattel who may, in his/her discretion, grant a written exception to the no solicitation agreement set forth above, provided, however, the Executive agrees that the Executive will not discuss any such employment possibility with such employees prior to securing Mattel's permission. If Mattel should decline to grant such permission, the Executive agrees that the Executive will not at any time, either during or after the non-solicitation period set forth above, advise the employee concerned that he/she was the subject of a request under this paragraph or that Mattel refused to grant the Executive the right to discuss an employment possibility with him/her.

  11. Successors.
      ----------

      (a) This Agreement is personal to the Executive and without the prior written consent of Mattel shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      (b) This Agreement shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

  12. Amendment; Waiver.  This Agreement contains the entire agreement between
      -----------------
the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and Mattel. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

  13. Long Term Incentive Compensation Plan Payments After a Change of Control.
      ------------------------------------------------------------------------

      (a) In the event of a Change of Control during the Employment Period, Mattel shall pay the Executive a cash payment as provided under the provisions of the LTIP, as in effect immediately prior to the Change of Control.

      (b) In addition, in the event of a Change of Control during the Employment Period, within thirty (30) days after the date of such Change of Control, Mattel shall pay the Executive any unpaid amounts to which the Executive is entitled with respect to any performance period under the LTIP, or any other successor long-term incentive compensation plan of Mattel, that has been completed as of the date of the Change of Control.

  14. Certain Additional Payments by Mattel.
      -------------------------------------

      (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 14(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Parachute Value of Payments (as defined below) does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the Agreement Payments (as defined below), in the aggregate, shall be reduced to (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount, determined in such a manner as to maximize the Value of all Payments (as defined below) actually made to the Executive.

      (b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCooper LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Mattel and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Mattel. All fees and expenses of the Accounting Firm shall be borne solely by Mattel. Subject to Section 14(e) below, any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by Mattel to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Mattel and the Executive. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Mattel should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Mattel exhausts its remedies pursuant to Section 14(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Mattel to or for the benefit of the Executive.

      (c) The Executive shall notify Mattel in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Mattel of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Mattel of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Mattel (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Mattel notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

           (i) give Mattel any information reasonably requested by Mattel relating to such claim,

           (ii) take such action in connection with contesting such claim as Mattel shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Mattel,

           (iii) cooperate with Mattel in good faith in order effectively to contest such claim, and

           (iv) permit Mattel to participate in any proceedings relating to such claim;

provided, however, that Mattel shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14(c), Mattel shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Mattel shall determine; provided, however, that if Mattel directs the Executive to pay such claim and sue for a refund, Mattel shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Mattel's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by the Executive of an amount advanced by Mattel pursuant to Section 14(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Mattel's complying with the requirements of Section 14(c)) promptly pay to Mattel the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Mattel pursuant to Section 14(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Mattel does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      (e) Notwithstanding any other provision of this Section 14, Mattel may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

      (f)  Definitions.  The following terms shall have the following meanings
           -----------
for purposes of this Section 14.

           (i) An "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 14) and any payment relating to the Loan Agreement.

           (ii) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

           (iii) The "Net After-Tax Amount" of a Payment shall mean the Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Executive's taxable income for the taxable year in which the Payment is made.

           (iv) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

           (v) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

           (vi) The "Safe Harbor Amount" means the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.

           (vii) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

  15. Miscellaneous.
      -------------

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

      (b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                 If to Mattel:
                 ------------

                                     MATTEL, INC.
                                     333 Continental Blvd.
                                     El Segundo, CA 90245

                 If to Executive:
                 ---------------

                                     Ms. Adrienne Fontanella
                                     MATTEL, INC.
                                     333 Continental Blvd.
                                     El Segundo, CA 90245

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

      (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

      (d) Mattel may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (e) Mattel agrees to reimburse the Executive for the reasonable attorneys' fees and costs incurred by the Executive in connection with this Agreement and the Loan Agreement, in an aggregate amount not to exceed $25,000.

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.


EXECUTIVE:
                                     ADRIENNE FONTANELLA
                                       /s/ Adrienne Fontanella  2/1/00
                                     ----------------------------------


MATTEL:                               MATTEL, INC.,
                                      a Delaware corporation


                                      By:  /s/ Jill E. Barad   1/31/00
                                         ------------------------------
                                      Its: Chief Executive Officer
                                          -----------------------------


ATTEST:



-----------------------------
Assistant Secretary

                                        Form for Executive Employment Agreement
                                        ---------------------------------------



                                  Exhibit "A"

                                GENERAL RELEASE
                                 OF ALL CLAIMS

1. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned ("Executive") does hereby on behalf of Executive and Executive's successors, assigns, heirs and any and all other persons claiming through Executive, if any, and each of them, forever relieve, release, and discharge Mattel, Inc. ("Mattel") and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, Mattel corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to the hire, employment, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; or other benefits) or termination of Executive's employment with Mattel.

2. This release includes a release of any rights or claims Executive may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment as to individuals forty years of age and older; the Older Workers Benefit Protection Act, which prohibits discrimination against older workers in all Executive benefits; Title VII of the Civil Rights Act of 1964, as amended in 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, religion, national origin, ancestry, physical or mental disability, medical condition, sex, pregnancy-related condition, marital status, age or sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination against qualified individuals with disabilities; or any other federal, state or local laws or regulations which prohibit employment discrimination, restrict an employer's right to terminate Executives, or otherwise regulate employment.
This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with Mattel or the termination of that employment; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act, such as claims relating to pension or health plan benefits.

3. Notwithstanding any other provision of this Agreement, this release does not apply to any rights or claims which arise after the execution of this Agreement or to any rights or claims with respect to any breach of that certain Executive Employment Agreement (the "Employment Agreement") by between Executive and Mattel.

4. This release, as contained within this Agreement, covers both claims that Executive knows about and those Executive may not know about. Executive expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. Executive understands the significance of Executive's release of unknown claims and Executive's waiver of statutory protection against a release of unknown claims (such as under Section 1542).
Section 1542 of the Civil Code of the State of California states as follows:

        "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the provisions of Section 1542, Executive expressly acknowledges that this release is intended to include both claims that Executive knows about and those Executive does not know or suspect to exist.

5. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall be construed in accordance with its fair meaning and in accordance with the laws of the state of California, without regard to conflicts of laws principles thereof.

6. Executive is strongly encouraged to consult with an attorney before signing this Agreement. Executive acknowledges that Executive has been advised of this right to consult an attorney and Executive understands that whether to do so is Executive's decision. Executive acknowledges that Mattel has advised Executive that Executive has twenty-one (21) days in which to consider whether Executive should sign this Release and has advised Executive that if Executive signs this Release, Executive has seven (7) days following the date on which Executive signs the Release to revoke it and that the Release will not be effective until after this seven-day period had lapsed.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.



Date:
     ---------------------               -------------------------------
                                               Executive

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